EXHIBIT 16












Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC  20549

Ladies/Gentlemen:

We were previously the independent accountants for Net4Music Inc. (the "Registrant"), formerly Coda Music Technology, Inc., and on February 11, 2000, we reported on the consolidated financial statements of the Registrant and subsidiaries as of and for the two years ended December 31, 1999. On November 6, 2000, we were dismissed as independent accountants of the Registrant.

We have read the Registrant's statements included under Item 4 of its Form 8-K dated November 6, 2000, and we agree with such statements.




                                                     /s/ McGladrey & Pullen, LLP



Minneapolis, Minnesota
November 13, 2000